SCHEDULE 13D/A


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 3)

                                  Cenveo, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    15670S105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  June 10, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

   Burton Capital Management, LLC                         Goodwood Inc.
       100 Northfield Street                     212 King Street West, Suite 201
        Greenwich, CT 06830                     Toronto, Ontario, Canada M5H 1K5
     Telephone: (203) 302-3700                      Telephone: (416) 203-2022
    Attn: Robert G. Burton, Jr.                      Attn: Robert T. Kittel

                                 with a copy to:

                            Hughes Hubbard & Reed LLP
                             One Battery Park Plaza
                               New York, NY 10004
                            Telephone: (212) 837-6000
                           Attn: Kenneth A. Lefkowitz
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

          If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box .

                                  SCHEDULE 13D
-------------------                                               --------------
CUSIP NO. 15670S105                                                PAGE 2 OF 31
-------------------                                               --------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Burton Capital Management, LLC
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (A)  |X|
                                                                      (B)  | |
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          WC
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                            | |
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           2,591,882
           NUMBER OF              -------- -------------------------------------
            SHARES                   8     SHARED VOTING POWER
         BENEFICIALLY                      0
           OWNED BY               -------- -------------------------------------
             EACH                    9     SOLE DISPOSITIVE POWER
           REPORTING                       2,591,882
          PERSON WITH             -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,591,882
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                  | |
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          5.3%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          OO (limited liability company)
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
-------------------                                               --------------
CUSIP NO. 15670S105                                                PAGE 3 OF 31
-------------------                                               --------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Robert G. Burton, Sr.
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (A)  |X|
                                                                      (B)  | |
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)                                   | |
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           0
           NUMBER OF              -------- -------------------------------------
            SHARES                   8     SHARED VOTING POWER
         BENEFICIALLY                      2,591,882
           OWNED BY               -------- -------------------------------------
             EACH                    9     SOLE DISPOSITIVE POWER
           REPORTING                       0
          PERSON WITH             -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           2,591,882
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,591,882
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                  | |
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          5.3%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
-------------------                                               --------------
CUSIP NO. 15670S105                                                PAGE 4 OF 31
-------------------                                               --------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Robert G. Burton, Jr.
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (A)  |X|
                                                                      (B)  | |
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          PF
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                            | |
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           45,000
           NUMBER OF              -------- -------------------------------------
            SHARES                   8     SHARED VOTING POWER
         BENEFICIALLY                      0
           OWNED BY               -------- -------------------------------------
             EACH                    9     SOLE DISPOSITIVE POWER
           REPORTING                       45,000
          PERSON WITH             -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          45,000
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                  | |
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.1%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
-------------------                                               --------------
CUSIP NO. 15670S105                                                PAGE 5 OF 31
-------------------                                               --------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Michael G. Burton
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (A)  |X|
                                                                      (B)  | |
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          PF
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                            | |
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           60,492
           NUMBER OF              -------- -------------------------------------
            SHARES                   8     SHARED VOTING POWER
         BENEFICIALLY                      0
           OWNED BY               -------- -------------------------------------
             EACH                    9     SOLE DISPOSITIVE POWER
           REPORTING                       60,492
          PERSON WITH             -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          60,492
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                  | |
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.1%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
-------------------                                               --------------
CUSIP NO. 15670S105                                                PAGE 6 OF 31
-------------------                                               --------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Joseph P. Burton
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (A)  |X|
                                                                      (B)  | |
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          PF
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                            | |
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           63,497
           NUMBER OF              -------- -------------------------------------
            SHARES                   8     SHARED VOTING POWER
         BENEFICIALLY                      0
           OWNED BY               -------- -------------------------------------
             EACH                    9     SOLE DISPOSITIVE POWER
           REPORTING                       63,497
          PERSON WITH             -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          63,497
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                  | |
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.1%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
-------------------                                               --------------
CUSIP NO. 15670S105                                                PAGE 7 OF 31
-------------------                                               --------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Gina Zambrana
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (A)  |X|
                                                                      (B)  | |
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          PF
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                            | |
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           20,634
           NUMBER OF              -------- -------------------------------------
            SHARES                   8     SHARED VOTING POWER
         BENEFICIALLY                      0
           OWNED BY               -------- -------------------------------------
             EACH                    9     SOLE DISPOSITIVE POWER
           REPORTING                       20,634
          PERSON WITH             -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          20,634
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                  | |
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          less than 0.1%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
-------------------                                               --------------
CUSIP NO. 15670S105                                                PAGE 8 OF 31
-------------------                                               --------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Donald Zegzdryn
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (A)  |X|
                                                                      (B)  | |
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          PF
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                            | |
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           25,500
           NUMBER OF              -------- -------------------------------------
            SHARES                   8     SHARED VOTING POWER
         BENEFICIALLY                      0
           OWNED BY               -------- -------------------------------------
             EACH                    9     SOLE DISPOSITIVE POWER
           REPORTING                       25,500
          PERSON WITH             -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          25,500
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                  | |
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.1%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
-------------------                                               --------------
CUSIP NO. 15670S105                                                PAGE 9 OF 31
-------------------                                               --------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Thomas Oliva
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (A)  |X|
                                                                      (B)  | |
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          PF
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                            | |
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           342,948
           NUMBER OF              -------- -------------------------------------
            SHARES                   8     SHARED VOTING POWER
         BENEFICIALLY                      0
           OWNED BY               -------- -------------------------------------
             EACH                    9     SOLE DISPOSITIVE POWER
           REPORTING                       342,948
          PERSON WITH             -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          342,948
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                  | |
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.7%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
-------------------                                               --------------
CUSIP NO. 15670S105                                               PAGE 10 OF 31
-------------------                                               --------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Brendan Tobin
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (A)  |X|
                                                                      (B)  | |
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          PF
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                            | |
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           55,305
           NUMBER OF              -------- -------------------------------------
            SHARES                   8     SHARED VOTING POWER
         BENEFICIALLY                      0
           OWNED BY               -------- -------------------------------------
             EACH                    9     SOLE DISPOSITIVE POWER
           REPORTING                       55,305
          PERSON WITH             -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          55,305
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                  | |
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.1%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
-------------------                                               --------------
CUSIP NO. 15670S105                                               PAGE 11 OF 31
-------------------                                               --------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Colin Christ
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (A)  |X|
                                                                      (B)  | |
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          PF
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                            | |
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           28,717
           NUMBER OF              -------- -------------------------------------
            SHARES                   8     SHARED VOTING POWER
         BENEFICIALLY                      0
           OWNED BY               -------- -------------------------------------
             EACH                    9     SOLE DISPOSITIVE POWER
           REPORTING                       28,717
          PERSON WITH             -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          28,717
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                  | |
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.1%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
-------------------                                               --------------
CUSIP NO. 15670S105                                               PAGE 12 OF 31
-------------------                                               --------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Leonard C. Green
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (A)  |X|
                                                                      (B)  | |
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          PF
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                            | |

--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           328,230
           NUMBER OF              -------- -------------------------------------
            SHARES                   8     SHARED VOTING POWER
         BENEFICIALLY                      0
           OWNED BY               -------- -------------------------------------
             EACH                    9     SOLE DISPOSITIVE POWER
           REPORTING                       328,230
          PERSON WITH             -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          328,230
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                  | |
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.7%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
-------------------                                               --------------
CUSIP NO. 15670S105                                               PAGE 13 OF 31
-------------------                                               --------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Stephen Winslow
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (A)  |X|
                                                                      (B)  | |
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          PF
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                            | |
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           35,089
           NUMBER OF              -------- -------------------------------------
            SHARES                   8     SHARED VOTING POWER
         BENEFICIALLY                      0
           OWNED BY               -------- -------------------------------------
             EACH                    9     SOLE DISPOSITIVE POWER
           REPORTING                       35,089
          PERSON WITH             -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          35,089
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                  | |
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.1%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
-------------------                                               --------------
CUSIP NO. 15670S105                                               PAGE 14 OF 31
-------------------                                               --------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Thomas Higgins
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (A)  |X|
                                                                      (B)  | |
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          PF
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                            | |
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           13,994
           NUMBER OF              -------- -------------------------------------
            SHARES                   8     SHARED VOTING POWER
         BENEFICIALLY                      0
           OWNED BY               -------- -------------------------------------
             EACH                    9     SOLE DISPOSITIVE POWER
           REPORTING                       13,994
          PERSON WITH             -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          13,994
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                  | |
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          less than 0.1%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
-------------------                                               --------------
CUSIP NO. 15670S105                                               PAGE 15 OF 31
-------------------                                               --------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          1354037 Ontario Inc.
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (A)  |X|
                                                                      (B)  | |
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                            | |
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          Ontario, Canada
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           0
           NUMBER OF              -------- -------------------------------------
            SHARES                   8     SHARED VOTING POWER
         BENEFICIALLY                      1,816,646
           OWNED BY               -------- -------------------------------------
             EACH                    9     SOLE DISPOSITIVE POWER
           REPORTING                       0
          PERSON WITH             -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           1,816,646
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT
          1,816,646
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                  | |
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          3.7%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          CO
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
-------------------                                               --------------
CUSIP NO. 15670S105                                               PAGE 16 OF 31
-------------------                                               --------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Goodwood Inc.
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (A)  |X|
                                                                      (B)  | |
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                            | |
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          Ontario, Canada
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           0
           NUMBER OF              -------- -------------------------------------
            SHARES                   8     SHARED VOTING POWER
         BENEFICIALLY                      1,816,646
           OWNED BY               -------- -------------------------------------
             EACH                    9     SOLE DISPOSITIVE POWER
           REPORTING                       0
          PERSON WITH             -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           1,816,646
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,816,646
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                  | |
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          3.7%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          CO
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
-------------------                                               --------------
CUSIP NO. 15670S105                                               PAGE 17 OF 31
-------------------                                               --------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Goodwood Fund
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (A)  |X|
                                                                      (B)  | |
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          WC
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                            | |
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          Canada
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           1,046,246
           NUMBER OF              -------- -------------------------------------
            SHARES                   8     SHARED VOTING POWER
         BENEFICIALLY                      0
           OWNED BY               -------- -------------------------------------
             EACH                    9     SOLE DISPOSITIVE POWER
           REPORTING                       1,046,246
          PERSON WITH             -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,046,246
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                  | |
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          2.1%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IV
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
-------------------                                               --------------
CUSIP NO. 15670S105                                               PAGE 18 OF 31
-------------------                                               --------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Goodwood Capital Fund
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (A)  |X|
                                                                      (B)  | |
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          WC
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                            | |
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          Canada
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           99,800
           NUMBER OF              -------- -------------------------------------
            SHARES                   8     SHARED VOTING POWER
         BENEFICIALLY                      0
           OWNED BY               -------- -------------------------------------
             EACH                    9     SOLE DISPOSITIVE POWER
           REPORTING                       99,800
          PERSON WITH             -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          99,800
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                  | |
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.2%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IV
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
-------------------                                               --------------
CUSIP NO. 15670S105                                               PAGE 19 OF 31
-------------------                                               --------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Arrow Goodwood Fund
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (A)  |X|
                                                                      (B)  | |
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          WC
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                            | |
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          Canada
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           574,500
           NUMBER OF              -------- -------------------------------------
            SHARES                   8     SHARED VOTING POWER
         BENEFICIALLY                      0
           OWNED BY               -------- -------------------------------------
             EACH                    9     SOLE DISPOSITIVE POWER
           REPORTING                       574,500
          PERSON WITH             -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          574,500
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                  | |
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          1.2%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IV
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
-------------------                                               --------------
CUSIP NO. 15670S105                                               PAGE 20 OF 31
-------------------                                               --------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          The Goodwood Fund 2.0 Ltd.
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (A)  |X|
                                                                      (B)  | |
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          WC
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                            | |
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           77,400
           NUMBER OF              -------- -------------------------------------
            SHARES                   8     SHARED VOTING POWER
         BENEFICIALLY                      0
           OWNED BY               -------- -------------------------------------
             EACH                    9     SOLE DISPOSITIVE POWER
           REPORTING                       77,400
          PERSON WITH             -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          77,400
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                  | |
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.2%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IV
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
-------------------                                               --------------
CUSIP NO. 15670S105                                               PAGE 21 OF 31
-------------------                                               --------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          KBSH Goodwood Canadian Long/Short Fund
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (A)  |X|
                                                                      (B)  | |
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          WC
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                            | |
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          Canada
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           18,700
           NUMBER OF              -------- -------------------------------------
            SHARES                   8     SHARED VOTING POWER
         BENEFICIALLY                      0
           OWNED BY               -------- -------------------------------------
             EACH                    9     SOLE DISPOSITIVE POWER
           REPORTING                       18,700
          PERSON WITH             -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          18,700
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                  | |
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          less than 1%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IV
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
-------------------                                               --------------
CUSIP NO. 15670S105                                               PAGE 22 OF 31
-------------------                                               --------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Peter H. Puccetti
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (A)  |X|
                                                                      (B)  | |
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                            | |
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          Canada
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           0
           NUMBER OF              -------- -------------------------------------
            SHARES                   8     SHARED VOTING POWER
         BENEFICIALLY                      1,816,646
           OWNED BY               -------- -------------------------------------
             EACH                    9     SOLE DISPOSITIVE POWER
           REPORTING                       0
          PERSON WITH             -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           1,816,646
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,816,646
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                  | |
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          3.7%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
-------------------                                               --------------
CUSIP NO. 15670S105                                               PAGE 23 OF 31
-------------------                                               --------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          J. Cameron MacDonald
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (A)  |X|
                                                                      (B)  | |
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                            | |
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          Canada
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           0
           NUMBER OF              -------- -------------------------------------
            SHARES                   8     SHARED VOTING POWER
         BENEFICIALLY                      1,816,646
           OWNED BY               -------- -------------------------------------
             EACH                    9     SOLE DISPOSITIVE POWER
           REPORTING                       0
          PERSON WITH             -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           1,816,646
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,816,646
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                  | |
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          3.7%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
-------------------                                               --------------
CUSIP NO. 15670S105                                               PAGE 24 OF 31
-------------------                                               --------------

     This Amendment ("Amendment No. 3") is being jointly filed by each of the following persons pursuant to Rule 13d-1(k) of the Securities and Exchange Commission (the "Commission") pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"): Burton Capital Management, LLC, a Delaware limited liability company ("BCM"), Robert G. Burton, Sr. ("Burton Sr."), Robert G. Burton, Jr. ("Burton Jr."), Michael G. Burton ("M.Burton"), Joseph P. Burton ("J.Burton"), Gina Zambrana ("Zambrana"), Donald Zegzdryn ("Zegzdryn"), Thomas Oliva ("Oliva"), Brendan Tobin ("Tobin"), Colin Christ ("Christ"), Leonard C. Green ("Green"), Stephen Winslow ("Winslow"), Thomas Higgins ("Higgins"), 1354037 Ontario Inc., an Ontario corporation ("Ontario Inc."), Goodwood Inc., an Ontario corporation ("Goodwood Inc."), Goodwood Fund, a Canadian mutual fund trust ("Goodwood Fund"), Goodwood Capital Fund, a Canadian mutual fund trust ("Goodwood Capital Fund"), Arrow Goodwood Fund, a Canadian mutual fund trust ("Arrow Goodwood Fund"), The Goodwood Fund 2.0 Ltd., a Cayman Islands limited liability company ("Goodwood Fund 2.0"), KBSH Goodwood Canadian Long/Short Fund, a Canadian mutual fund trust ("KBSH Goodwood Fund"), Peter H. Puccetti ("Puccetti") and J. Cameron MacDonald ("MacDonald"). BCM, Burton Sr., Burton Jr., M.Burton, J.Burton, Zambrana, Zegzdryn, Oliva, Tobin, Christ, Green, Winslow, Higgins, Ontario Inc., Goodwood Inc., Goodwood Fund, Goodwood Capital Fund, Arrow Goodwood Fund, Goodwood Fund 2.0, KBSH Goodwood Fund, Puccetti and MacDonald are collectively referred to as the "Reporting Persons."

     This Amendment No. 3 amends the Schedule 13D originally filed with the Commission on April 7, 2005 (the "Original Schedule 13D"), and amended by Amendment No. 1 thereto, which was filed with the Commission on April 11, 2005 ("Amendment No. 1") and Amendment No. 2 thereto, which was filed with the Commission on May 26, 2005 ("Amendment No. 2"). The Original Schedule 13D, as amended by Amendment No. 1 and Amendment No. 2, is referred to as the "Schedule 13D."

     All terms used, but not defined, in this Amendment No. 3 are as defined in the Schedule 13D. The summary descriptions (if any) contained herein of certain agreements and documents are qualified in their entirety by reference to the complete text of such agreements and documents filed as Exhibits hereto or incorporated herein by reference.


Item 3 of the Schedule 13D is amended and supplemented as follows:

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

     The total amount of funds used by each of the Reporting Persons to acquire the Common Stock reported as purchased by them in Item 5(c) was as follows:

                                   SHARES
                                  REPORTED       AMOUNT OF
REPORTING PERSON                IN ITEM 5(C)       FUNDS      SOURCE OF FUNDS*
----------------                ------------     ---------    ----------------
Leonard C. Green...........       34,100         $201,814     Personal funds (a)

------------------
*   Including commissions.
(a) Includes working capital of entities whose stock Green may be deemed to beneficially own. See Item 5(a).

                                  SCHEDULE 13D
-------------------                                               --------------
CUSIP NO. 15670S105                                               PAGE 25 OF 31
-------------------                                               --------------


Item 4 of the Schedule 13D is amended and supplemented as follows:

ITEM 4.  PURPOSE OF THE TRANSACTION

     On June 10, 2005, certain of the Reporting Persons sent the Issuer a letter demanding a special meeting of shareholders to remove its current board of directors, elect a slate of directors named in the letter and related matters (including certain amendments to the Issuer's bylaws to facilitate the foregoing). The foregoing description of such letter is qualified in its entirety by reference to the letter agreement attached as Exhibit 4 to this Amendment No. 3.

     On June 10, 2005, BCM and Goodwood filed a preliminary proxy statement with the Commission announcing their intention to remove the Issuer's current board of directors, elect a slate of directors named in the proxy statement and related matters (including certain amendments to the Issuer's bylaws to facilitate the foregoing).

     The election of the nominees of the Reporting Persons at the meeting of the Issuer's shareholders described above would result in a change in the present board of directors and management of the Issuer.


Item 5 of the Schedule 13D is amended and supplemented as follows:

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

 (a)

     The Reporting Persons may be deemed to be a group as defined in Rule 13d-5(b) under the Exchange Act and, as such a group, may have been deemed to beneficially own an aggregate of 5,427,934 shares of Common Stock on June 10, 2005, which was 11.1% of the outstanding Common Stock on such date (all computations of the percentage of outstanding Common Stock set forth herein are based on 49,067,921 shares of Common Stock outstanding as of April 29, 2005 pursuant to the Issuer's quarterly report on Form 10-Q for its quarterly period ended March 31, 2005, as filed with the Commission on May 3, 2005).

     Pursuant to Rule 13d-3 of the Exchange Act ("Rule 13d-3"), BCM beneficially owned 2,591,882 shares of Common Stock on June 10, 2005, which was approximately 5.3% of the outstanding Common Stock on such date. All of such shares were owned of record by BCM.

     Pursuant to Rule 13d-3, Burton Sr. beneficially owned 2,591,882 shares of Common Stock on June 10, 2005, which was approximately 5.3% of the outstanding Common Stock on such date. All of such shares are owned of record by BCM.

     Burton Jr. owned 45,000 shares of Common Stock on June 10, 2005, which was approximately 0.1% of the outstanding Common Stock on such date.

     M.Burton owned 60,492 shares of Common Stock on June 10, 2005, which was approximately 0.1% of the outstanding Common Stock on such date.

     J.Burton owned 63,497 shares of Common Stock on June 10, 2005, which was approximately 0.1% of the outstanding Common Stock on such date.

                                  SCHEDULE 13D
-------------------                                               --------------
CUSIP NO. 15670S105                                               PAGE 26 OF 31
-------------------                                               --------------

     Zambrana owned 20,634 shares of Common Stock on June 10, 2005, which was less than 0.1% of the outstanding Common Stock on such date.

     Zegzdryn owned 25,500 shares of Common Stock on June 10, 2005, which was approximately 0.1% of the outstanding Common Stock on such date.

     Oliva owned 342,948 shares of Common Stock on June 10, 2005, which was approximately 0.7% of the outstanding Common Stock on such date.

     Tobin owned 55,305 shares of Common Stock on June 10, 2005, which was approximately 0.1% of the outstanding Common Stock on such date.

     Christ owned 28,717 shares of Common Stock on June 10, 2005, which was approximately 0.1% of the outstanding Common Stock on such date.

     Green owned 328,230 shares of Common Stock on June 10, 2005, which was approximately 0.6% of the outstanding Common Stock on such date. Of these shares beneficially owned by Green: (i) 7,100 shares (constituting less than 0.1% of the outstanding Common Stock) are owned by Dalled, Inc., which is controlled by Green; (ii) 3,500 shares (constituting less than 0.1% of the outstanding Common Stock) are owned by Jobel Management Corp., which is controlled by Green; (iii) 700 shares (constituting less than 0.1% of the outstanding Common Stock) are owned by Market Investments, L.P., which may be deemed to be controlled by Green; (iv) controls Southern States Investment Co., Inc., which owns 700 shares (constituting less than 0.1% of the outstanding Common Stock); (v) 700 shares (constituting less than 0.1% of the outstanding Common Stock) are owned by Altman Trust- Green Realty Associates, which may be deemed to be controlled by Green; (vi) 2,800 shares are owned jointly with Green's spouse; and (vii) 7,700 shares owned by Green's spouse. Green disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

     Winslow owned 35,089 shares of Common Stock on June 10, 2005, which was approximately 0.1% of the outstanding Common Stock on such date.

     Higgins owned 13,994 shares of Common Stock on June 10, 2005, which was less than 0.1% of the outstanding Common Stock on such date.

     Pursuant to Rule 13d-3, each of Ontario Inc. and Goodwood Inc. were the beneficial owner of the 1,816,646 shares of Common Stock on June 10, 2005 (representing approximately 3.7% of the then outstanding Common Stock) that were beneficially owned by each of Puccetti and MacDonald as described below and that were owned by funds as described below. Of these 1,816,646 beneficially-owned shares of Common Stock, 1,046,246 (constituting approximately 2.1% of the outstanding Common Stock) were owned of record by Goodwood Fund, 99,800 (constituting approximately 0.2% of the outstanding Common Stock) were owned of record by Goodwood Capital Fund, 574,500 (constituting approximately 1.2% of the outstanding Common Stock) were owned of record by Arrow Goodwood Fund, 77,400 (constituting approximately 0.2% of the outstanding Common Stock) were owned of record by Goodwood Fund 2.0 and 18,700 (constituting less than 1% of the outstanding Common Stock) were owned of record by KBSH Goodwood Fund.

     Pursuant to Rule 13d-3, Puccetti was the beneficial owner of 1,816,646 shares of Common Stock on June 10, 2005 (all of which were owned by funds as described above), constituting approximately 3.7% of the outstanding Common Stock on such date.

                                  SCHEDULE 13D
-------------------                                               --------------
CUSIP NO. 15670S105                                               PAGE 27 OF 31
-------------------                                               --------------

     Pursuant to Rule 13d-3, MacDonald was the beneficial owner of 1,816,646 shares of Common Stock on June 10, 2005 (all of which were owned by funds as described above), constituting approximately 3.7% of the outstanding Common Stock on such date.

(c) The following transactions were effected by the identified parties that were not reported in Item 5(c) of the Schedule 13D:

                                         BUY/          NUMBER          PRICE PER
REPORTING PERSON           DATE          SELL         OF SHARES         SHARE*
----------------           ----          ----         ---------         ------
Green                    2/18/05         Buy                100       $2.93000
Green                    3/22/05         Buy              1,000        3.76000
Green                    3/23/05         Buy                600        3.85000
Green                    3/23/05         Buy                400        3.77000
Green                    3/24/05         Buy              1,000        3.89000
Green                    3/28/05         Buy              1,000        3.95000
Green                    3/30/05         Buy              3,000        3.72000
Green                    3/18/05         Buy              2,500        3.88000
Green                    3/24/05         Buy              1,000        3.83000
Green                    3/24/05         Buy                700        3.84000
Green                    3/24/05         Buy                700        3.82000
Green                    3/24/05         Buy                700        3.79000
Green                    3/24/05         Buy                700        3.79000
Green                    3/24/05         Buy                700        3.82000
Green                    3/22/05         Buy              1,000        3.71000
Green                    3/23/05         Buy              1,000        3.85000
Green                    3/24/05         Buy              1,000        3.90000
Green                    3/28/05         Buy              1,000        3.96000
Green                    3/30/05         Buy              3,000        3.85000
Green                    3/24/05         Buy                700        3.83000
Green                    3/24/05         Buy                300        3.80000
Green                    3/24/05         Buy                400        3.79000
Green                    3/24/05         Buy                700        3.84000
Green                    3/24/05         Buy                700        3.84000
Green                     4/5/05         Sell              (300)       5.90000
Green                     4/5/05         Sell              (400)       5.89000
Green                    3/24/05         Buy              1,000        3.83000
Green                     4/5/05         Sell              (100)       5.90000
Green                     4/5/05         Sell              (200)       5.89000
Green                     4/5/05         Sell              (700)       5.88000
Green                    3/24/05         Buy                700        3.84000
Green                     4/5/05         Sell              (700)       5.89000
Green                    3/24/05         Buy                700        3.84000
Green                     4/5/05         Sell              (700)       5.89000
Green                     4/7/05         Buy              8,500        6.07000
                                                         31,700
---------------
* Each transaction was affected on the NYSE.


Item 6 of the Schedule 13D is amended and supplemented as follows:

                                  SCHEDULE 13D
-------------------                                               --------------
CUSIP NO. 15670S105                                               PAGE 28 OF 31
-------------------                                               --------------

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

     Except as described in Item 4 above, none of the Reporting Persons, have entered into, or amended any existing agreement with respect to the securities of the Issuer since the date Amendment No. 2 was filed with the Commission.

     The information set forth under Item 4 above is incorporated by reference.


Item 7 is amended and supplemented as follows:

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

Exhibit 1 Schedule 13D Joint Filing Agreement dated as of June 10, 2005 among each Reporting Person.

Exhibit 2      Letter dated April 7, 2005 from BCM to the Issuer (filed as
               Exhibit 2 to the Original Schedule 13D and incorporated herein by reference).

Exhibit 3      Letter dated May 25, 2005 from BCM to the Issuer (filed as
               Exhibit 2 to Amendment No. 2 and incorporated herein by reference).

Exhibit 4 Letter dated June 10, 2005 from certain of the Reporting Persons to the Issuer regarding demand for a special meeting of shareholders.

                                  SCHEDULE 13D
-------------------                                               --------------
CUSIP NO. 15670S105                                               PAGE 29 OF 31
-------------------                                               --------------


                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. Pursuant to Rule 13d-1(k)(1), each of the undersigned agrees that this statement is filed on behalf of each of us.

Dated:  June 10, 2005


                                          BURTON CAPITAL MANAGEMENT

                                          By:  /s/ Robert G. Burton, Jr.
                                              ---------------------------------
                                          Name:    ROBERT G. BURTON, JR.
                                          Its:     President

                                               /s/ Robert G. Burton, Sr.
                                              ---------------------------------
                                                     ROBERT G. BURTON, SR.

                                               /s/ Robert G. Burton, Jr.
                                              ---------------------------------
                                                     ROBERT G. BURTON, JR.

                                               /s/ Michael G. Burton
                                              ---------------------------------
                                                     MICHAEL G. BURTON

                                               /s/ Joseph P. Burton
                                              ---------------------------------
                                                     JOSEPH P. BURTON

                                               /s/ Gina Zambrana
                                              ---------------------------------
                                                     GINA ZAMBRANA

                                               /s/ Donald Zegzdryn
                                              ---------------------------------
                                                     DONALD ZEGZDRYN

                                               /s/ Thomas Oliva
                                              ---------------------------------
                                                     THOMAS OLIVA

                                               /s/ Brendan Tobin
                                              ---------------------------------
                                                     BRENDAN TOBIN

                                               /s/ Colin Christ
                                              ---------------------------------
                                                     COLIN CHRIST

                                               /s/ Leonard C. Green
                                              ---------------------------------
                                                     LEONARD C. GREEN

                                               /s/ Stephen Winslow
                                              ---------------------------------
                                                     STEPHEN WINSLOW

                                  SCHEDULE 13D
-------------------                                               --------------
CUSIP NO. 15670S105                                               PAGE 30 OF 31
-------------------                                               --------------


                                               /s/ Thomas Higgins
                                              ----------------------------------
                                                     THOMAS HIGGINS

                                          1354037 ONTARIO INC.

                                          By:  /s/ J. Cameron MacDonald
                                              ----------------------------------
                                          Name:
                                          Its:

                                          GOODWOOD INC.

                                          By:  /s/ Peter H. Puccetti
                                              ----------------------------------
                                          Name:
                                          Its:

                                          GOODWOOD FUND

                                          By:  /s/ Peter H. Puccetti
                                              ----------------------------------
                                          Name:
                                          Its:

                                          GOODWOOD CAPITAL FUND

                                          By:  /s/ Peter H. Puccetti
                                              ----------------------------------
                                          Name:
                                          Its:

                                          ARROW GOODWOOD FUND

                                          By:  /s/ Peter H. Puccetti
                                              ----------------------------------
                                          Name:
                                          Its:

                                          THE GOODWOOD FUND 2.0 LTD.

                                          By:  /s/ Peter H. Puccetti
                                              ----------------------------------
                                          Name:
                                          Its:

                                  SCHEDULE 13D
-------------------                                               --------------
CUSIP NO. 15670S105                                               PAGE 31 OF 31
-------------------                                               --------------


                                          KBSH GOODWOOD CANADIAN LONG/SHORT FUND

                                          By:   /s/ Peter H. Puccetti
                                              ----------------------------------
                                          Name:
                                          Its:

                                               /s/ Peter H. Puccetti
                                              ----------------------------------
                                                     PETER H. PUCCETTI

                                               /s/ J. Cameron MacDonald
                                              ----------------------------------
                                                     J. CAMERON MACDONALD